NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2017 RESULTS

AUSTIN, TX, May 10, 2017 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi- and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and select Texas markets, today reported first-quarter 2017 results.
Highlights:

•	Sold The Oaks at Lakeway, and a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek for aggregate of $117.1 million

•	Paid down $91.2 million in debt during first-quarter 2017

•	Returned $8.1 million to shareholders through a special cash dividend

•	Increased revenue per available room (RevPAR) from Hotel segment operations by 6 percent vs. first-quarter 2016

•	Completed the $26.3 million financing for the initial phase of Lantana Place, a mixed-use development project; construction is expected to commence in May 2017

•	Expect to complete construction financing and break ground on Phase II of the Santal multi-family project in second-quarter 2017

•	Operating income for the Entertainment segment, which includes Austin City Limits Live (ACL Live), increased by 44 percent vs. first-quarter 2016

•	Sold six residential lots for $2.1 million; closed the sale of one Amarra Villas residence for $2.2 million in May 2017

•	Debt to total asset value was 33 percent at March 31, 2017; for additional information, see "Cautionary Statement," and supplemental page VII

•	Reported net loss attributable to common stockholders of $2.7 million, $0.33 per share

•
Stratus' total stockholders' equity was $131.0 million at December 31, 2016. At December 31, 2016, after-tax Net Asset Value (NAV), the estimated market value of Stratus' assets reduced by the book value of its total liabilities and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets, was $292.9 million, or $35.56 per share. NAV uses third-party appraisals of specified properties. For additional information, see "Cautionary Statement," and supplemental pages VI and VIII-IX.

“This quarter in particular demonstrates the strength and the execution of our strategy. We generated strong returns on the sale of The Oaks at Lakeway, significantly reduced debt and paid a meaningful special cash dividend to our stockholders,” said William H. Armstrong III, Chairman, President and Chief Executive Officer. “Our active development projects, all in various stages of financing, development and completion, continue to be supported by the strong, stable cash flows generated by our hotel and entertainment businesses.”

Active Development Plan
Stratus’ active development plan includes completion of both residential and commercial development projects that are available to strategically market and sell at appropriate times in order to maximize stockholder value. Stratus’ significant development portfolio consists of approximately 1,700 acres of undeveloped land with development plans that include necessary regulatory approvals, entitlements and utility capacity. Stratus' high-potential portfolio, along with management’s extensive experience in Austin-area real estate development, are expected to support Stratus' ability to obtain project financing and/or seek joint venture partners, including on the following projects:

•	Lantana Place, a mixed-use development project in Austin, for which we obtained $26.3 million of project financing on April 28, 2017; construction is expected to commence in May 2017.

•
West Killeen Market, a retail development project in Killeen, Texas, anchored by an HEB Grocery Company L.P. (HEB) grocery store and 44,000 square feet of total tenant leasing space. The HEB store opened in April 2017.

•
Magnolia, a retail development project in Magnolia, Texas, anchored by an HEB grocery store, 351,000 square feet of total tenant leasing space and 1,200 multi-family units. The HEB store is currently expected to open in early 2019.

•	Santal, Phase II, a 212-unit multi-family development in Austin; construction is expected to commence in second-quarter 2017.

•
Amarra Villas, a 20 townhome project with golf course access, currently has one completed unit that was sold in May 2017 for $2.2 million and four units expected to be completed in second-quarter 2017 that are being marketed. Construction of two of the remaining 15 units, one of which is under contract, is expected to begin in second-quarter 2017.

First-Quarter 2017 Financial Results
Stratus reported a first-quarter 2017 net loss attributable to common stockholders of $2.7 million, $0.33 per share, compared with a first-quarter 2016 net loss attributable to common stockholders of $1.7 million, $0.21 per share. Stratus’ first-quarter 2017 results included a $2.5 million charge ($1.6 million to net loss attributable to common stockholders or $0.20 per share) for profit participation costs and a $0.5 million loss ($0.3 million to net loss attributable to common stockholders or $0.04 per share) on early extinguishment of debt, both related to the sale of The Oaks at Lakeway, partly offset by a $1.1 million gain ($0.7 million to net loss attributable to common stockholders or $0.09 per share) on the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek. A $39.7 million gain on the sale of The Oaks at Lakeway was required to be deferred under accounting rules and will be reflected in future earnings, net of future master lease payments, after Stratus' continuing involvement ends or substantially all of the risks and rewards of ownership have transferred to the buyer and any remaining obligation for Stratus' support under the master leases is less than the deferred gain. Stratus’ first-quarter 2016 results included a $0.8 million loss ($0.5 million to net loss attributable to common stockholders or $0.07 per share) on early extinguishment of debt.

Stratus' Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $2.1 million in first-quarter 2017, compared with $2.3 million in first-quarter 2016. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule, "Adjusted EBITDA" on supplemental page V.

	Three Months Ended March 31, 2017
	2017		2016
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$2,164		$2,255
Leasing Operations	2,281		2,053
Hotel	10,314		10,575
Entertainment	5,905		4,143
Total Consolidated Revenue	$20,664		$19,026

Operating income (loss)
Real Estate Operations	$144		$(6)
Leasing Operations	(1,388)	[a]	843
Hotel	2,237		2,108
Entertainment	1,061		736
Corporate and Other	(3,553)		(3,208)
Total Consolidated Operating (Loss) Income	$(1,499)		$473

Net loss attributable to common stockholders	$(2,670)	[a]	$(1,683)

Diluted net loss per share	$(0.33)	[a]	$(0.21)

Adjusted EBITDA	$2,053		$2,257

Capital Expenditures	$(2,301)		$(13,868)

Diluted weighted-average shares of common stock outstanding	8,101		8,071

a.
Includes a $2.5 million charge ($1.6 million to net loss attributable to common stockholders or $0.20 per share) for profit participation costs associated with Stratus' sale of The Oaks at Lakeway, partly offset by a $1.1 million gain ($0.7 million to net loss attributable to common stockholders or $0.09 per share) on the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek.

Revenue from the Real Estate Operations segment, which includes residential lot sales, totaled $2.2 million for first-quarter 2017, compared with $2.3 million for first-quarter 2016. Operating income of $144 thousand for first-quarter 2017 was higher, compared with an operating loss of $6 thousand for first-quarter 2016.

Revenue from the Leasing Operations segment totaled $2.3 million for first-quarter 2017, compared with $2.1 million for first-quarter 2016. The operating loss totaling $1.4 million in first-quarter 2017 included $2.5 million for profit participation charges associated with the sale of The Oaks at Lakeway, partly offset by a $1.1 million gain on the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek, compared to operating income of $0.8 million in first-quarter 2016. Under accounting rules, Stratus was required to defer a $39.7 million gain on the sale of The Oaks at Lakeway.

Revenue from the Hotel segment totaled $10.3 million for first-quarter 2017, compared with $10.6 million for first-quarter 2016. A $0.6 million decrease in hotel revenue was the result of lower banquet and catering revenue, partially offset by a $0.3 million increase in room revenue. Operating income was slightly higher during first-quarter 2017 totaling $2.2 million, compared with $2.1 million for first-quarter 2016. RevPAR averaged $299 for first-quarter 2017, compared with $282 for first-quarter 2016.

Revenue from the Entertainment segment totaled $5.9 million for first-quarter 2017, compared with $4.1 million for first-quarter 2016. Operating income totaled $1.1 million for first-quarter 2017, compared with $0.7 million for first-quarter 2016. The increase in revenue and operating income in first-quarter 2017, compared to first-quarter 2016, primarily was a result of an increase in the number of events hosted and higher ticket sales at ACL Live from headliners such as Sting and Dave Chappelle. In addition, first-quarter 2017 included $0.7 million of revenues from 3TEN ACL Live, which opened in March 2016.

Debt and Liquidity
At March 31, 2017, Stratus had consolidated debt of $199.9 million. The reduction of $91.2 million since December 31, 2016, was primarily from use of the proceeds from the sale of The Oaks at Lakeway, which was completed during the quarter. Purchases and development of real estate properties included in operating cash flows totaled $3.7 million in first-quarter 2017, primarily related to the development of Stratus' Barton Creek and Lantana Place projects, and $3.1 million in first-quarter 2016, primarily related to the development of Stratus' Barton Creek properties and West Killeen Market. Municipal utility district reimbursements totaled $2.2 million in first-quarter 2017, compared with none in first-quarter 2016. Capital expenditures included in investing cash flows totaled $2.3 million during first-quarter 2017, primarily related to the development of the West Killeen Market and The Oaks at Lakeway projects, compared with $13.9 million in first-quarter 2016, primarily related to development of the Santal multi-family and The Oaks at Lakeway projects, and 3TEN ACL Live. As of March 31, 2017, Stratus had $32.0 million available under its $45.0 million revolving loan under its Comerica Bank credit facility, and $27.1 million of cash and cash equivalents.

In March 2017, Stratus’ Board of Directors (Board) declared a special cash dividend of $1.00 per share ($8.1 million) that was paid on April 18, 2017, to stockholders of record on March 31, 2017. The dividend was declared after the Board’s consideration of the results of the sale of The Oaks at Lakeway.

Market Conditions
Austin remains among the fastest growing cities in the U.S. According to a US News and World Report article issued in February 2017, Austin ranked highest overall in desirability, value, quality of life and job market opportunities. From 2011 to 2015, the Austin area grew by approximately 10.5 percent due to net migration alone, making it the third fastest-growing metro area in the U.S. after Sarasota and Fort Myers, Florida.

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Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.

Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited first-quarter 2017 financial results today, May 10, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 317-6789 for domestic access and (412) 317-6789 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and by dialing (412) 317-0088 internationally. Please use replay ID: 10105240. The replay will be available on Stratus' website at stratusproperties.com until May 15, 2017.
____________________________

CAUTIONARY STATEMENT AND REGULATION G DISCLOSURE. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the implementation and potential results of Stratus' active development plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, possible joint venture or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, and other plans and objectives of management for future operations and activities and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical fact are intended to identify those assertions as forward-looking statements. Under Stratus' Comerica credit facility, Stratus is not permitted to pay dividends on common stock without Comerica's prior written consent, which was obtained in connection with the special cash dividend, but not required to be granted by Comerica in the future. The declaration of dividends is at the discretion of Stratus' Board, subject to restrictions under Stratus' Comerica credit facility, and will depend on Stratus' financial results, cash requirements, projected compliance with covenants in Stratus' debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of Stratus' assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

This press release also includes measures of Adjusted EBITDA, after-tax NAV and debt to total asset value, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. After-tax NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus' active development plan. Debt to total asset value is a measure used by management to assess Stratus' borrowing capacity. Adjusted EBITDA, after-tax NAV and debt to total asset value are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently. As required by SEC Regulation G, reconciliations of Stratus' net loss attributable to common stockholders to Adjusted EBITDA, Stratus' after-tax NAV to total stockholders' equity in its consolidated balance sheet and Stratus' GAAP debt used in the calculation of debt to total asset value, are included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Real estate operations	$2,164	$2,255
Leasing operations	2,281	2,053
Hotel	10,314	10,575
Entertainment	5,905	4,143
Total revenues	20,664	19,026
Cost of sales:
Real estate operations	1,976	2,209
Leasing operations	1,685	862
Hotel	7,165	7,681
Entertainment	4,377	3,044
Depreciation	2,141	1,682
Total cost of sales	17,344	15,478
General and administrative expenses	3,396	3,075
Profit participation in sale of The Oaks at Lakeway	2,538	—
Gain on sales of assets	(1,115)	—
Total	22,163	18,553
Operating (loss) income	(1,499)	473
Interest expense, net	(1,975)	(1,969)
Gain (loss) on interest rate derivative instruments	86	(374)
Loss on early extinguishment of debt	(532)	(837)
Other income, net	5	4
Loss before income taxes and equity in unconsolidated affiliates' (loss) income	(3,915)	(2,703)
Equity in unconsolidated affiliates' (loss) income	(17)	98
Benefit from income taxes	1,262	922
Net loss and total comprehensive loss attributable to common stockholders	$(2,670)	$(1,683)

Basic and diluted net loss per share attributable to common stockholders	$(0.33)	$(0.21)

Basic and diluted weighted-average shares of common stock outstanding	8,101	8,071

Dividends declared per share of common stock	$1.00	$—

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$27,083	$13,597
Restricted cash	9,757	11,892
Real estate held for sale	20,442	21,236
Real estate under development	101,405	111,373
Land available for development	17,902	19,153
Real estate held for investment, net	184,159	239,719
Deferred tax assets	27,141	17,223
Other assets	14,079	17,982
Total assets	$401,968	$452,175

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$12,153	$6,734
Accrued dividend	8,127	—
Accrued liabilities, including taxes	12,749	13,240
Debt	199,859	291,102
Deferred gain	39,324	—
Other liabilities	9,426	10,073
Total liabilities	281,638	321,149

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93	92
Capital in excess of par value of common stock	184,889	192,762
Accumulated deficit	(43,670)	(41,143)
Common stock held in treasury	(21,057)	(20,760)
Total stockholders' equity	120,255	130,951
Noncontrolling interests in subsidiaries	75	75
Total equity	120,330	131,026
Total liabilities and equity	$401,968	$452,175

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash flow from operating activities:
Net loss	$(2,670)	$(1,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,141	1,682
Cost of real estate sold	1,032	970
Gain on sales of assets	(1,115)	—
(Gain) loss on interest rate derivative contracts	(86)	374
Loss on early extinguishment of debt	532	837
Debt issuance cost amortization and stock-based compensation	442	365
Equity in unconsolidated affiliates' loss (income)	17	(98)
Deposits	(1,156)	(114)
Deferred income taxes	(9,775)	(22)
Purchases and development of real estate properties	(3,668)	(3,125)
Municipal utility district reimbursement	2,172	—
Decrease (increase) in other assets	2,434	(710)
Increase (decrease) in accounts payable, accrued liabilities and other	812	(3,182)
Net cash used in operating activities	(8,888)	(4,706)

Cash flow from investing activities:
Capital expenditures	(2,301)	(13,868)
Proceeds from sales of assets	117,261	—
Payment on master lease obligations	(322)	—
Other, net	(100)	(187)
Net cash provided by (used in) investing activities	114,538	(14,055)

Cash flow from financing activities:
Borrowings from credit facility	15,200	5,500
Payments on credit facility	(48,746)	(1,931)
Borrowings from project loans	3,698	160,424
Payments on project and term loans	(62,080)	(149,882)
Stock-based awards net payments	(236)	(158)
Financing costs	—	(943)
Net cash (used in) provided by financing activities	(92,164)	13,010
Net increase (decrease) in cash and cash equivalents	13,486	(5,751)
Cash and cash equivalents at beginning of year	13,597	17,036
Cash and cash equivalents at end of period	$27,083	$11,285

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas located in the greater Austin area (Lakeway); and in Magnolia, Texas, located in the greater Houston area (Magnolia).

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, a retail building in Barton Creek Village, the Santal multi-family project and the West Killeen Market in Killeen, Texas.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC (see Note 2 in the Stratus 2016 Form 10-K for further discussion).

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]		Total
Three Months Ended March 31, 2017:
Revenues:
Unaffiliated customers	$2,164	$2,281	$10,314	$5,905	$—		$20,664
Intersegment	13	210	91	40	(354)		—
Cost of sales, excluding depreciation	1,976	1,693	7,189	4,508	(163)		15,203
Depreciation	57	763	979	376	(34)		2,141
General and administrative expenses	—	—	—	—	3,396	[c]	3,396
Profit participation	—	2,538	—	—	—		2,538
Gain on sales of assets	—	(1,115)	—	—	—		(1,115)
Operating income (loss)	$144	$(1,388)	$2,237	$1,061	$(3,553)		$(1,499)
Capital expenditures[d]	$3,668	$2,031	$247	$23	$—		$5,969
Total assets at March 31, 2017	174,022	65,483	104,498	37,066	20,899		401,968

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (Continued)

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended March 31, 2016:
Revenues:
Unaffiliated customers	$2,255	$2,053	$10,575	$4,143	$—	$19,026
Intersegment	8	136	89	33	(266)	—
Cost of sales, excluding depreciation	2,209	870	7,710	3,105	(98)	13,796
Depreciation	60	476	846	335	(35)	1,682
General and administrative expenses	—	—	—	—	3,075	3,075
Operating (loss) income	$(6)	$843	$2,108	$736	$(3,208)	$473
Capital expenditures[d]	$3,125	$13,757	$87	$24	$—	$16,993
Total assets at March 31, 2016	197,616	81,290	106,284	42,311	12,121	439,622

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.
General and administrative costs were higher in first-quarter 2017, compared with first-quarter 2016, primarily reflecting charges totaling $0.3 million for professional fees and incentive compensation.

d.	Also includes purchases and development of residential real estate held for sale.

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended
	March 31,
	2017	2016
Net loss attributable to common stockholders	$(2,670)	$(1,683)
Depreciation	2,141	1,682
Interest expense, net	1,975	1,969
Benefit from income taxes	(1,262)	(922)
Profit participation in sale of The Oaks at Lakeway	2,538	—
Gain on sales of assets	(1,115)	—
(Gain) loss on interest rate derivative instruments	(86)	374
Loss on early extinguishment of debt	532	837
Adjusted EBITDA	$2,053	$2,257

V

STRATUS PROPERTIES INC.
NET ASSET VALUE (NAV)

After-tax NAV estimates the market value of Stratus' assets (“gross value”) and subtracts the book value of Stratus' total liabilities reported under GAAP and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2016, plus all outstanding stock options and restricted stock units. The computation of Stratus' after-tax NAV uses third-party appraisals of specified properties as of the dates indicated, and the appraised value may be different if prepared as of a current date. These appraisals were conducted by appraisers retained by Stratus' financing sources. The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for our common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus' common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus' shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus' common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus' common stock. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below is a reconciliation of Stratus' after-tax NAV to the most comparable GAAP measure, total stockholders' equity (in millions).

As of December 31, 2016
After-tax NAV	$292.9
Less: Gross value of assets used in computing after-tax NAV	(703.4)
Plus: Total assets	452.2
35 percent corporate tax	77.8
Deferred financing costs presented in debt	2.2
Selling costs, estimated costs to complete and master lease costs for The Oaks at Lakeway	9.3
Total stockholders' equity	$131.0

VI

STRATUS PROPERTIES INC.
DEBT TO TOTAL ASSET VALUE

Debt to total asset value is calculated by dividing the principal amount of Stratus' debt by the estimated market value of Stratus' assets ("gross value"). The gross value of assets is the same gross value shown in the NAV schedule on page VIII adjusted for certain changes that occurred during the first quarter of 2017. Debt to total asset value is a financial measure that is used by management to assess the borrowing capacity of the company. Management uses this measure in making financial, operating and planning decisions and in evaluating Stratus' performance. This measure should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. Stratus' definition and calculation of this measure may differ from similarly titled measures used by others or similar metrics used by Stratus for debt covenant compliance. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' total asset value as of December 31, 2016, to its total asset value as of March 31, 2017, and Stratus' GAAP debt as of March 31, 2017, to debt used in the calculation of debt to total asset value (in millions, except percentage).

Total Asset Value as of December 31, 2016[a]	$703.4
Less: Gross Value of assets sold during first-quarter 2017	(116.3)
Plus: Change in Other Assets during first-quarter 2017	19.2
Total Asset Value as of March 31, 2017	$606.3

Debt as of March 31, 2017	$199.9
Plus: Deferred financing costs presented with debt	1.5
Principal amount of debt as of March 31, 2017	$201.4

Debt to Total Asset Value as of March 31, 2017	33%

a.	Total asset value is equivalent to the gross value in the after-tax NAV calculation shown above.

VII

STRATUS®

Estimated Net Asset Value

as of 12/31/2016

	Property	Use	Approved Entitlements			Ownership %	Capital Structure as of 12/31/2016 ($MMs)								Value ($MMs)									
							Total Equity Investment				Project Debt					Appraisals (B)								
			Lots	Units	Square Feet		Contributed Land	Additional Capital Funded	Additional Capital To Be Funded	Total	Funded	To Be Funded	Total	Total Capital	Carrying Value (A)	As Is (C)	As Stabilized	Gross Value	NAV (D)	Percent of Total NAV	Tax Basis (E)	Built-In Gain (F)	35% Corporate Tax	NAV After Tax
1	**Property Held for Future Use**																							
2	Barton Creek Village: Phase II Land (C)(G)	MU	-	-	16,000	100%	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 0.9	N/A	$ -	$ 1.0	$ 0.7	0.2%	$ 0.8	$ 0.3	$ (0.1)	$ 0.6
3	Fazio Canyons 18th Green Lot	SF	1	-	-	100%	-	-	-	-	-	-	-	-	0.5	1.0	-	1.0	0.7	0.2%	0.5	0.5	(0.2)	0.5
4	Barton Creek Blvd./ SW Pkwy Residential	SF	1	-	-	100%	-	-	-	-	-	-	-	-	1.6	0.6	-	0.6	0.4	0.1%	1.7	(1.1)	0.4	0.8
5	Barton Creek Blvd./ Bee Cave Road Entry Lot	MU	-	-	5,000	100%	-	-	-	-	-	-	-	-	0.6	0.8	-	0.8	0.5	0.1%	0.4	0.3	(0.1)	0.4
6	Barton Creek: Amarra	MU	-	170	83,081	100%	-	-	-	-	-	-	-	-	5.8	13.7	-	13.7	9.8	2.7%	5.9	7.8	(2.7)	7.1
7	Lantana Office: Tract G04/G07	O	-	-	160,000	100%	-	-	-	-	-	-	-	-	0.4	5.3	-	5.3	3.8	1.0%	0.7	4.6	(1.6)	2.2
8	**Property Held for Future Use**		**2**	**170**	**264,081**		-	-	-	-	-	-	-	-	**9.8**	**21.3**	-	**22.3**	**16.0**	**4.3%**	**10.0**	**12.3**	**(4.3)**	**11.7**
9	**Property Currently Undergoing Active Planning**																							
10	Barton Creek: Residential Sections K, L, and O	SF	154	-	-	100%	-	-	-	-	-	-	-	-	9.7	36.6	-	36.6	26.3	7.1%	15.5	21.0	(7.4)	18.9
11	Oaks at Lakeway Back Land (B)	R	100	-	-	90%	-	-	-	-	-	-	-	-	5.4	4.8	-	4.3	4.3	1.2%	5.4	(1.1)	0.4	4.7
12	Lantana Retail: Tract GR1 (H)	R	-	-	325,000	100%	-	-	-	-	-	-	-	-	6.3	12.7	-	12.7	9.1	2.5%	6.2	6.4	(2.2)	6.9
13	Magnolia TX (Houston) HEB (C)(I)	R	-	-	351,000	100%	-	-	-	-	-	-	-	-	4.7	N/A	-	4.7	3.4	0.9%	4.6	0.2	(0.1)	3.4
14	Circle C: Tract 114	R	-	-	37,857	100%	-	-	-	-	-	-	-	-	0.6	3.9	-	3.9	2.8	0.7%	0.5	3.4	(1.2)	1.6
15	Barton Creek: Section N	MU	-	1,412	1,560,810	100%	-	-	-	-	-	-	-	-	44.2	55.3	-	55.3	39.7	10.7%	51.1	4.2	(1.5)	38.3
16	Barton Creek: Santal Phase II	MF	-	212	-	100%	-	-	-	-	-	-	-	-	3.5	4.7	-	4.7	3.4	0.9%	3.4	1.3	(0.4)	2.9
17	Waller/Flores (C)(I)	MF	-	6	-	100%	-	-	-	-	-	-	-	-	1.1	N/A	-	1.1	0.8	0.2%	0.8	0.3	(0.1)	0.7
18	**Property Currently Undergoing Active Planning**		**254**	**1,630**	**2,274,667**		-	-	-	-	-	-	-	-	**75.6**	**117.9**	-	**123.2**	**89.8**	**24.2%**	**87.6**	**35.6**	**(12.5)**	**77.3**
19	**Property Under Construction**																							
20	Killeen TX HEB (B)(H)	R	-	-	44,567	100%	-	5.4	(0.1)	5.4	-	9.9	9.9	15.3	5.4	7.2	-	7.2	7.2	1.9%	4.1	3.1	(1.1)	6.1
21	Barton Creek: Amarra Villas (B)(H)	MF	-	20	-	100%	-	-	-	-	-	-	-	-	10.0	13.6	-	13.6	9.7	2.6%	8.2	5.5	(1.9)	7.8
22	**Property Under Construction**		-	**20**	**44,567**		-	**5.4**	**(0.1)**	**5.4**	-	**9.9**	**9.9**	**15.3**	**15.4**	**20.8**	-	**20.8**	**16.9**	**4.6%**	**12.2**	**8.6**	**(3.0)**	**13.9**
23	**Completed Single-Family Homesites for Sale**																							
24	Barton Creek: Amarra Homesites	SF	61	-	-	100%	-	-	-	-	-	-	-	-	17.1	32.6	-	32.6	23.5	6.3%	18.5	14.1	(4.9)	18.5
25	Circle C: Meridian	SF	12	-	-	100%	-	-	-	-	-	-	-	-	1.8	3.0	-	3.0	2.2	0.6%	2.0	1.0	(0.4)	1.8
26	W Austin Condominiums (C)(J)	SF	2	-	-	100%	-	-	-	-	-	-	-	-	2.2	N/A	-	3.8	2.7	0.7%	2.2	1.5	(0.5)	2.2
27	**Completed Single-Family Homesites for Sale**		**75**	-	-		-	-	-	-	-	-	-	-	**21.2**	**35.6**	-	**39.4**	**28.3**	**7.6%**	**22.7**	**16.7**	**(5.8)**	**22.5**
28	**Commercial and Multi-Family Land for Sale**																							
29	Circle C: Tract 101	MF	-	240	-	100%	-	-	-	-	-	-	-	-	2.6	4.6	-	4.6	3.3	0.9%	2.1	2.5	(0.9)	2.4
30	Circle C: Tract 102	MF	-	56	-	100%	-	-	-	-	-	-	-	-	0.5	2.1	-	2.1	1.5	0.4%	0.6	1.5	(0.5)	1.0
31	Circle C: Tract 110	O	-	-	655,000	100%	-	-	-	-	-	-	-	-	5.2	17.2	-	17.2	12.4	3.3%	6.0	11.2	(3.9)	8.5
32	Crestview Station Pad (C)(K)	R	1	-	-	50%	-	-	-	-	-	-	-	-	0.2	N/A	-	0.5	0.3	0.1%	0.2	0.2	(0.1)	0.2
33	**Commercial and Multi-Family Land for Sale**		**1**	**296**	**655,000**		-	-	-	-	-	-	-	-	**8.5**	**23.9**	-	**24.4**	**17.5**	**4.7%**	**9.0**	**15.4**	**(5.4)**	**12.1**
34	**Total**		**332**	**2,116**	**3,238,315**		**$ -**	**$ 5.4**	**$ (0.1)**	**$ 5.4**	**$ -**	**$ 9.9**	**$ 9.9**	**$ 15.3**	**$ 130.4**	**$ 219.6**	**$ -**	**$ 230.1**	**$ 168.5**	**45.5%**	**$ 141.5**	**$ 88.6**	**$ (31.0)**	**$ 137.5**

	Property	Use	Approved Entitlements					Ownership %	Occupancy %(A)	Projected 2017 Net Operating Income ($MMs)			Cap Rate		Value ($MMs)									
																Gross Value								
			Lots	Units	Square Feet	Rooms	Seats			Revenue	Expenses	NOI	High	Low	Total Carrying Value (Prorata) (A)	Low	High	Average of High/Low Value	NAV (D)	Percent of Total NAV	Tax Basis (M)	Built-In Gain (N)	35% Corporate Tax	NAV After Tax
35	**Stabilized Commercial Property**																							
36	Barton Creek Village (G)	MU	-	-	25,451	-	-	100%	100%	$ 1.1	$ 0.4	$ 0.7	8.00%	6.00%	$ 4.4	$ 8.2	$ 10.9	$ 9.6	4.0	1.1%	5.0	4.6	(1.6)	2.4
37	Oaks at Lakeway HEB (L)	R	-	-	236,739	-	-	98%	87%	$ 7.9	$ 1.8	$ 6.1	5.36%	5.36%	$ 66.8	$ 111.5	$ 111.5	$ 111.5	43.7	11.8%	76.2	35.3	(12.3)	31.4
38	Barton Creek: Santal Phase I (M)	MF	-	236	-	-	-	100%	68%	$ 4.7	$ 2.0	$ 2.7	5.75%	4.75%	$ 37.0	$ 46.5	$ 56.3	$ 51.0	20.5	5.5%	37.2	13.8	(4.8)	15.7
39	Block 21 (B)	MU	-	-	57,690	251	2,750	100%		61.1	46.7	14.3			144.6	234.0	234.0	234.0	85.7	23.1%	170.2	63.8	(22.3)	63.4
40	**Total Stabilized Commercial Property**		-	**236**	**319,880**	**251**	**2,750**								**252.9**	**400.1**	**412.7**	**406.0**	**153.9**	**41.5%**	**288.7**	**117.4**	**(41.1)**	**112.8**
41	**Other Assets**																							
42	Barton Creek: MUD Reimbursables							100%							8.0	24.5	24.5	24.5	17.6	4.7%	8.1	16.4	(5.7)	11.8
43	Cash														-	13.6	13.6	13.6	9.8	2.6%	13.6	-	-	9.8
44	Total Other (N)														-	29.1	29.1	29.1	20.9	5.6%	29.1	-	-	20.9
45	**Total Other Assets**		-	-	-	-	-								**8.0**	**67.2**	**67.2**	**67.2**	**48.3**	**13.0%**	**50.8**	**16.4**	**(5.7)**	**42.5**
46	**Total**		-	**236**	**319,880**	**251**	**2,750**								**$ 260.8**	**$ 467.3**	**$ 479.9**	**$ 473.2**	**$ 202.2**	**54.5%**	**$ 339.5**	**$ 133.8**	**$ (46.8)**	**$ 155.4**
47	**Grand Total**		332	2,352	3,558,195	251	2,750								$ 391.3			$ 703.4	$ 370.7	100.0%	$ 480.9	$ 222.4	$ (77.9)	$ 292.9
48	**Shares Outstanding (Diluted) (O)**														8.235									
49	**Total Per Share**														$ 47.51			$ 85.41	$ 45.02		$ 58.40	$ 27.01	$ (9.45)	$ 35.56

VIII

Footnotes

SF=Single-Family MF=Multi-Family O=Office R=Retail MU=Mixed Use

(A) Carrying values and occupancy percentages as of December 31, 2016

(B) All appraisals dated between 2/9/17 and 4/14/17 except those for Block 21, dated 12/31/16, Killeen TX HEB, dated 6/1/16, Barton Creek: Amarra Villas, dated 3/10/16, and Barton Creek: Santal Phase II, dated 11/13/14. The Barton Creek: Santal Phase II appraisal was determined to still be a reasonable reflection of market value at approximately $22,000 per unit. All appraisals except Block 21 and Oaks at Lakeway Back Land were commissioned by third party lenders.

(C) Marked N/A if no appraisal obtained

(D) See "Cautionary Statement and Regulation G Disclosure." To calculate NAV, general liabilities were allocated ratably to all assets that did not have project debt.

(E) Tax basis represents preliminary carrying values for income tax purposes as of September 30, 2016, and are subject to change until the 2016 federal tax return is filed

(F) Built-in gain represents the excess of Gross Value over the Tax Basis for each asset

(G) Barton Creek Village: Phase II Land and a 3,085 sf bank building in Barton Creek Village were sold in February 2017. The contract price was used to value these assets.

(H) Stabilized appraisal value less cost to complete used to value Lantana Retail: Tract GR1, Killeen TX HEB and Barton Creek: Amarra Villas

(I) Waller/Flores and Magnolia TX (Houston) HEB carrying values used to calculate total gross estimated value

(J) Condominium values determined by current list price

(K) Crestview Station estimated value based on 50% share of target price

(L) Oaks at Lakeway (HEB) valuation reflects $114 million of gross proceeds from sale in February 2017 less transaction costs, costs to complete and master lease costs. Listed square footage excludes pad sites. Ownership percentage reflects HEB profit participation. NOI is shown at the projected stabilzed value.

(M) Barton Creek: Santal Phase I valuation reflects stabilized NOI in the second half of 2017 annualized divided by an average cap rate of 5.25%.

(N) Includes restricted cash and deferred tax assets

(O) Includes 8.098 million shares of Stratus common stock outstanding and 0.137 million outstanding stock options and restricted stock units as of December 31, 2016. Additional RSUs granted in March 2017 are not included.

STRATUS®

IX